EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction
Axiall Holdco, Inc.	Delaware
Axiall, LLC	Delaware
Georgia Gulf Lake Charles, LLC	Delaware
Royal Plastics Group (U.S.A.) Limited	Delaware
Rome Delaware Corporation	Delaware
Axiall Corporation	Delaware
Rome Acquisition Holding Corporation	Nova Scotia ULC
Novo Management, Inc.	Nevada
Novo Capital Inc.	Nevada
Royal Window and Door Profiles Plant 13, Inc.	Pennsylvania
Royal Window and Door Profiles Plant 14, Inc.	Washington
Plastic Trends, Inc.	Michigan
Royal Outdoor Products, Inc.	Indiana
RBS (U.S.A.) Limited	Delaware
Royal Group Sales (USA) Limited	Nevada
Bluegrass Products LLC	Delaware
Royal Mouldings Limited	Nevada
Royal Group, Inc.	Canada
Royal Window Coverings (USA) LP	Texas
Exterior Portfolio, LLC	Ohio
6630987 Canada Inc.	Canada
Le-Ron Plastics Inc.	British Columbia
Royal Ventures Land Holdings Corp.	Philippines
Royal Ventures Construction & Development, Inc.	Philippines
Eagle Spinco Inc.	Delaware
Axiall Taiwan Ltd	Taiwan
Eagle Holdco 3 LLC	Delaware
Eagle US 2 LLC	Delaware
Axiall Canada, Inc.	Canada
RS CoGen LLC	Louisiana
Axiall Ohio, Inc.	Delaware
Eagle Pipeline, Inc.	Louisiana
PHH Monomers, LLC	Louisiana
Mexaxiall, S. de R.L. de C.V.	Mexico
Vinyl Solutions, LLC (Joint Venture)	Delaware
6632149 Canada Inc.	Canada
1299239 Ontario Limited	Ontario
Royal Vinylbilt Limited	Ontario
Roybridge Financing Trust	Quebec
Advanced Profiles, S.A. de C.V.	Mexico
Eagle Natrium LLC	Delaware
Taiwan Chlorine Industries, Ltd.	Taiwan
Dartmouth Extrusion Limited	Ontario